EXHIBIT 10
AGREEMENT IN LIEU OF FORECLOSURE AND FAIRNESS OPINION COVER LETTER

                        AGREEMENT IN LIEU OF FORECLOSURE

This Agreement is effective September 6, 2002 by, between and among the following parties:

                                     Debtors

        o    Medical Technology and Innovations, Inc., a Florida corporation.
        o    Medical Technology, Inc., an Iowa corporation.
        o    Steridyne Corporation, a Florida corporation.

                                    Creditor

        o    Polycrest Holdings, Inc., a Florida corporation.

                                    RECITALS

1.   Debtors are engaged in the development, manufacture and sale of medical and related products.

2.   Debtors' financial conditions and prospects have exposed Debtors to foreclosure pursuant to certain Security Agreements (the "Security
     Agreements") by and between  Debtors and the Secured Party named in such
     Security Agreements ("the Secured Party") and to the possibility of the eventual onset of insolvency-related proceedings and the inability to conduct their businesses.

3.   Creditor is the Assignee of the Secured Party in the Security Agreements.

4.   Creditor is  willing  to accept in lieu of foreclosure on the Security
     Agreements certain assets of Debtors and to assume certain liabilities of
     Debtors, and Debtors desire to settle the potential foreclosure by transferring such assets to Creditor and by assigning such liabilities to
     Creditor, on the terms and conditions set forth in this Agreement.

5.   The  Boards of Directors of Debtors and Creditor believe that these transactions are in the best interests of their respective corporations and that they are fair and reasonable as to their respective corporations, and in furtherance thereof have approved this Agreement.

                                   AGREEMENTS

In consideration of the Recitals and the Agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties intend to be legally bound to the following agreements:

                            1. TRANSFER OF COLLATERAL

1.1     Assets to be Transferred

Debtors shall sell, assign, convey, transfer and deliver to Creditor, and
Creditor shall accept and acquire from Debtors, all of Debtors' right, title and interest in the following assets ("Assets") in full satisfaction of Debtors'
obligations to Creditor under the Security Agreements:

a.   All raw materials, work-in-progress, finished goods and inventory, including without limitation all raw materials, work-in-process, supplies and inventory located in warehouses, distribution centers, in transit or otherwise.

b.   All accounts receivable.

c.   All cash.

d.   All prepaid expenses (collectively, items 1.1 b, c and d shall be set forth in Exhibit 1.1.b-d.)

e.   All Internet-related items including without limitation websites and domain names.

f.   All fixed assets including without limitation  machinery and equipment and other attachments, spare parts, supplies, furniture and fixtures, computer equipment and software, and all other personal property owned by Debtors.

g.   All leases and subleases of real property, all interests in all buildings, facilities, fixtures and other improvements thereon, and all easements, rights-of-way, transferable licenses and permits and other appurtenances thereto that are set forth on Exhibit 1.1.g. ("Assigned Leases").

h.   All  transferable rights in contracts, commitments, purchase orders, agreements and unexpired leases (other than realty) that are set forth on
     Exhibit 1.1.h. ("Assigned Contracts").

i.   All trade secrets, trademarks, trade names, processes, methods and any other intellectual property, whether or not the subject of a registration, copyright or patent, including PhotoScreener technology, that are set forth on Exhibit 1.1.i ("Intellectual Property").

j.   All transferable permits, certificates, licenses, consents, authorizations, approvals, registrations or franchises necessary or useful in the operation by Debtors of its businesses.

k.   All books and records maintained by Debtors through the Closing Date, including without limitation product manuals, operating manuals and records relating to customer and trade accounts and lists and similar operating data,  whether in electronic, computer, paper or other form, other than books and records that Debtors are required by law to retain.

1.2     Assets Excluded from Transfer

Creditor is not assuming and Debtors are not transferring the following assets
("Excluded Assets"):

a.   Debtors' rights under this Agreement.

b.   Debtors' shares or other equity  interests in Debtors or any subsidiary of
     Debtors.

c.   Debtors' corporate seals, minute books, and other records of Debtors'
     organization, existence or ownership and financial, personnel and other records that Debtors are required by law to retain.

d.   Medical Technology and Innovations, Inc.'s lease of Abbeyville Road.

e.   Proceeds from and all matters related to Medical Technology and
     Innovations, Inc.'s litigation with LensCrafters and Luxottica.

f.   Technology that was transferred to Medical Technology and Innovations, Inc.
     by agreement with Larry W. James dated September 1, 2000, except for a license thereof.

g.   Intercompany accounts receivable.

1.3     Liabilities to be Assumed

As additional consideration for Creditor not being required to foreclose on the
Assets transferred hereby and for Debtors not having to defend such action and continue being liable on Creditor's or Debtors' debts, Creditor shall assume the following Debtors' liabilities:

a.   All Debtors' trade accounts payable, as set forth in Exhibit 1.3.a.

b.   All Debtors' accrued liabilities and short and long term debt, as set forth in Exhibit 1.3.b.

c.   The contingent liability in the Florida Medical litigation including fees, costs and expenses incurred after Closing.

d.   All obligations, responsibilities and liabilities incurred after Closing in connection with Creditor's obligations under Assigned Leases and Assigned
     Contracts and from its use, ownership, possession, sale and operation of the Assets.

In addition, Creditor shall provide for the benefit of Debtors an agreement to waive in perpetuity the right to foreclose on the Debtors' assets pursuant to the Security Agreements.

1.4     Liabilities that are Excluded

Creditor shall not assume the following Debtors' liabilities:

a.   Liability and related claims, including product liability claims, arising from Debtors' conduct or omission prior to Closing.

b.   Environmental and related claims arising from anyone's conduct or omission prior to Closing.

c.   Claims related to Debtors' employment practices and/or Debtors' employee benefits.

d.   Customer repairs and returns relating to products provided by a Debtor.

e.   Debtors' Intercompany accounts payable.

f.   Any liability not listed in Section 1.3 hereof or in Exhibit 1.3.a or
     Exhibit 1.3.b.

1.5     Taxes Related to Transfer

Creditor shall pay any sales, use and/or realty transfer taxes arising from the transfer of Assets, pursuant to this Agreement.

1.6     Closing

These transactions shall be consummated in person at 80 Abbeyville Road,
Lancaster, PA or by telephone, fax or email as soon as reasonably practicable after the date hereof, subject to receipt of a fairness opinion satisfactory to
Debtors ("Closing Date").

                  2. REPRESENTATIONS AND WARRANTIES OF DEBTORS

2.1     Corporate Status

Debtors are corporations duly organized and subsisting under the law of their states of incorporation and have full power and authority to own their assets and to carry on their businesses as presently conducted. Debtors are duly qualified to do business and are in good standing in all jurisdictions where the conduct of their businesses so requires except where the failure to be so qualified and in good standing reasonably would not have a material adverse effect.

2.2     Corporate Authority; Agreement is Effective

Debtors have full corporate power and authority to execute and deliver this
Agreement and to perform their obligations under this Agreement and all other agreements, documents or instruments in connection herewith ("Assumption
Documents"), and to consummate these transactions. Debtors have executed and delivered this Agreement and will be bound by it if Creditor is also bound by
it. Debtors intend to execute the Assumption Documents and will be bound by them if they also bind Creditor.

2.3     Personal Property

Debtors have good and valid title to and are the absolute owners of all personal property sold hereunder, free and clear of all liens and encumbrances, except for leased or licensed personal property or as described on Exhibit 2.3. Debtors believe that such personal property is in good operating condition and repair, normal wear and tear excepted, and does not require repairs other than normal routine maintenance to maintain it in good operating condition and repair.

2.4     Intellectual Property

a.   The Intellectual Property comprises all of the trade secrets, trade marks, trade names, processes methods and any other intellectual property, whether or not the subject of registration, copyright or patent, including all IVD and PhotoScreener technology, that is owned by Debtors. Debtors believe there are no claims or basis for claims that the  Intellectual Property conflicts with proprietary rights of others. Debtors do not believe they are engaged in any activity that infringes on any  intellectual property right of another.

b.   Debtors and Creditor shall at the Closing execute an IVD Technology License
     Agreement that  provides royalty payments to Medical Technology and
     Innovations, Inc. from revenues realized from the exploitation of IVD technology, and an Assignment of PhotoScreener Technology, in substantially the forms set forth in Exhibit 2.4.b.

2.5     Taxes

Debtors will file all tax returns required by law and will have paid or made adequate provision for payment of all taxes, interest and penalties due on such returns for all taxable periods through the last business day before the Closing
Date, except as set forth in Exhibit 2.5. Debtors will pay or make adequate provision for payment of Debtors' taxes with respect to these transactions.

2.6     Legal Matters

Debtors are not parties to and do not believe they are threatened with any legal or administrative proceeding or governmental inquiry or investigation that would adversely affect Debtors or the Assets except as set forth on Exhibit 2.6.

2.7     Debtors' Agreements

Debtors have provided Creditor with access to all of their valid, binding and enforceable agreements, contracts, licenses and leases, including their amendments or supplements, as listed in Exhibit 2.7, other than those (a)
entered into in the ordinary course of business, (b) that are consistent with past practices and (c) do not exceed a term of 12 months or an expenditure of
$10,000 individually and $50,000 collectively, or (d) require a performance not exceeding $10,000 individually and $50,000 collectively. Debtors believe that the parties to these agreements have in all material respects performed their respective obligations, that the consummation of these transactions will not impair Debtors' rights under these agreements and that no consents or notices to those parties is required except as set forth in Exhibit 2.7.

2.8     Employee Matters

a.   Exhibit 2.8a is a complete and accurate list as of August 30, 2002 of
     Debtors' employees, their positions and salaries.

b.   Debtors are not parties to any union agreement or collective bargaining agreement and are in compliance in all material respects with all laws regarding employment and employment practices, terms and conditions of employment, and wages and hours. Debtors are not aware of any union organizing activity involving their employees or any complaints filed or threatened against Debtors before any agency or authority alleging violation of employment laws.

c.   No present or former employee of Debtors is entitled to any retirement pay or retirement benefits of any kind from Debtors except as set forth in
     Exhibit 2.8c. Debtors have not and do not maintain or make contributions to
     (i) any employee benefit plan subject to the minimum funding requirements of the Employee Retirement Income Security  Act of 1974, or (ii) any
     multi-employer plan subject to the Multi-Employer Pension Amendment Act of
     1980.

2.9     Consents

No notices, consents, approvals, licenses, permits or waivers are required to execute and deliver this Agreement and to consummate these transactions except as set forth on Exhibit 2.9.

2.10    Permits and Licenses

Debtors hold all franchises, licenses, permits, consents, approvals, waivers and other authorizations ("Permits") that are necessary for the operation of their businesses, as listed in Exhibit 2.10. Debtors do not believe they are in default and have received no claims or notices regarding the Permits that reasonably would be expected to have a material adverse effect.

2.11    Compliance with Laws

Debtors believe they are in compliance in all material respects with all applicable legal and governmental requirements and have received no notice otherwise from any governmental, insurance or inspection body.

2.12    Environmental Matters

a.   Hazardous Substances (as defined in the Comprehensive Environmental
     Response Compensation and Liability Act ["CERCLA"], 42 U.S.C. Section 9601,
     et seq.), have not been used at any of Debtors' Facilities by Debtors or, to Debtors' knowledge, by another in any manner that: (i) violates in any material respect the laws, ordinances or regulations governing the use, storage, treatment and disposal of any element, compound, mixture, solution or substance; (ii) requires "removal" or "remediation" as defined in
     CERCLA; or (iii) if found on any of Debtors' Facilities, would subject the owner or occupant to damages, penalties, liability or an obligation for clean up, removal or remediation of the facility in order to comply with environmental law, regulation, ordinance or order ("Environmental Cleanup
     Work"), except as set forth on Exhibit 2.12a.

b.   Debtors believe that they are in compliance in all material respects with all applicable environmental law and regulation and that no governmental body has served written notice upon Debtors or upon any prior occupant or owner of Debtors' Facilities claiming a violation of environmental laws regarding Debtors' Facilities or their businesses, except as set forth on
     Exhibit 2.12b.

                  3. REPRESENTATIONS AND WARRANTIES OF CREDITOR

3.1     Corporate Status

Creditor is a corporation duly organized and subsisting under the law of its state of incorporation and has full power and authority to own its properties and to carry on the business presently conducted by it.

3.2     Corporate Authority

Creditor has full corporate power and authority to execute and delivery this
Agreement, to perform its obligations under this Agreement and to consummate these transactions. Creditor has executed and delivered this Agreement and will be bound by it if Debtors are also bound by it. Creditor intends to execute the
Assumption Documents and will be bound by them if they also bind Debtors.

                    4. CONDUCT OF BUSINESSES PENDING CLOSING

4.1     Conduct of Businesses Pending Transfer of Assets

Debtors shall, between the date hereof and the Closing Date:

a.   Conduct their businesses in a good and diligent manner in the ordinary and usual course of their businesses.

b.   Comply  in all  material respects with all applicable laws, rules and regulations.

c.   Use reasonable efforts to maintain (1) their business organizations, (2)
     all insurance currently in effect, (3) all equipment and tangible personal property in good operating repair, normal wear and tear excepted, (3) the service of their employees and (4) their relationships with customers, suppliers and others with whom they deal.

d.   Not dispose of any Assets, and not enter into any agreements, other than in the ordinary course of their businesses.

e.   Not amend in any material respect or terminate any Assigned Lease or
     Assigned Contract without the prior written consent of Creditor, which consent will not be unreasonably delayed or withheld.

f.   Not reveal their business procedures and practices except to Creditor.

                       5. FURTHER COVENANTS AND AGREEMENTS

5.1     Access to Information.

Subject to the parties' non-disclosure agreements, Debtors shall (a) provide
Creditor with reasonable access to their facilities, the Assets and all of their documents, books and records relating to current and past operations of their businesses, (b) permit Creditor to make copies thereof, and (c) permit Creditor to interview Debtors' employees during reasonable businesses hours and upon reasonable prior written notice.

5.2     Cooperation

a.   Creditor and Debtors fully shall cooperate with each other and shall execute and deliver all instruments and take all actions as any party may reasonably request from time to time, before or after Closing and without payment of further consideration, to effectuate these transactions and to confer the benefits intended by these transactions.

b.   Creditor shall provide upon Debtors' request from time to time before and after Closing such information as Debtors reasonably need to prepare tax and information returns or other reports to governmental agencies.

5.3     Employment of Debtors' Employees

Creditor currently expects to employ, at its option, certain of Debtors'
employees. Debtors shall (a) not interfere with such employment, (b) release those employees from any agreement that prohibits such employment and (c)
terminate their employment with Debtors as of the Closing Date. Creditor shall not assume any responsibility for (a) liability arising from Debtors'
terminations of its employees and (b) Debtors' acts or omissions relating to employment on or prior to the Closing Date. This Agreement provides no employment rights to Debtors' employees.

5.4     Employee Benefit Plans

Debtors solely are responsible for their Employee Benefit Plans, including bonus, deferred compensation, profit sharing, pension, retirement, severance pay, stock option, employee stock purchase or any other similar plan, arrangement or program established by Debtors for the benefit of their employees.

5.5     Consents

Creditor and Debtors shall use reasonable efforts to obtain any third party or governmental consents required to consummate these transactions.

5.6     Press Releases

Creditor and Debtors shall not, unless required by law, issue press releases or public statements regarding these transactions without the other parties' prior written consent, which shall not be unreasonably delayed or withheld.

5.7     Collection of Accounts Receivables and Other Payments

If Debtors receive after the Closing Date any payments regarding the Accounts
Receivable or otherwise that are due to Creditor, Debtors promptly shall endorse the payments to the order of Creditor and forward them to Creditor.

                    6. CONDITIONS TO OBLIGATIONS OF CREDITOR

Creditor's obligation to consummate these transactions is subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

6.1     Representations and Warranties

Debtors' representations and warranties in this Agreement and its Exhibits are true and correct in all material respects on and as of the Closing Date.

6.2     Performance of Agreements

Debtors have performed and complied in all material respects with this
Agreement.

6.3     No Actions

No legal or administrative action, suit, proceeding or investigation has been instituted or threatened that would restrain, prohibit or invalidate these transactions or affect Creditor's right after the Closing to own or control the
Assets or to operate Debtors' businesses.

6.4     Consents

The parties have received all consents required to consummate these transactions.

6.5     Due Diligence Audit

Creditor has completed its due diligence investigation of the Assets and
Debtors' businesses and the results are reasonably satisfactory to Creditor.

6.9     Deliveries

Debtors have delivered all required documents to Creditor at or prior to
Closing.

                     7. CONDITIONS TO OBLIGATIONS OF DEBTORS

Debtors' obligations to consummate these transactions are subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

7.1     Representations and Warranties

Creditor's representations and warranties in this Agreement and its Exhibits are true and correct in all material respects on and as of the Closing Date.

7.2     Performance of Agreements.

Creditor has performed and complied in all material respects with this
Agreement.

7.3     No Actions

No legal or administrative action, suit, proceeding or investigation has been instituted or threatened that would restrain, prohibit or invalidate these transactions.

7.4     Deliveries

Creditor has delivered all required documents to Debtors at or prior to Closing.

7.5     Fairness Opinion

Debtors have received an opinion acceptable to them that these transactions are fair as to their respective corporations.

                                   8. CLOSING

8.1     Debtors' Deliveries

This Agreement shall be effective and deemed closed upon execution, subject to receipt of a fairness opinion satisfactory to Debtors. Debtors shall, contemporaneously with or immediately subsequent to said execution, deliver to
Creditor the following:

a.   In a form reasonably satisfactory to Creditor's and Debtors' counsel, such bills of sale, certificates of title, endorsements of transfer, conveyances, assignments, subleases and other documents and agreements that will vest title in Creditor to the Assets in accordance with the terms hereof.

b.   In a form reasonably satisfactory to Creditor's and Debtors' counsel, one or more duly executed assignments with respect to the Assigned Leases and
     Assigned Contracts.

c.   Certificates that are signed by Debtors' duly authorized officers and dated the Closing Date that confirm: (i) the truth and correctness in all material respects as of the Closing Date of Debtors' representations  and warranties contained in this Agreement and its Exhibits, (ii) that Debtors have  performed or complied with this Agreement in all material respects, and (iii) that Debtors have obtained all approvals necessary to authorize the consummation of these transactions.

d.   Resolutions, certified by Debtors' secretaries, evidencing  Debtors'
     authority to (i) execute and deliver this Agreement and the Assumption
     Documents, and (ii) consummate these transactions.

e.   Such other documents or instruments, including insurance binders, as
     Creditor reasonably requests at least five business days prior to Closing to further evidence consummation of these transactions.

8.2     Creditor's Deliveries

At the Closing, Creditor shall deliver to Debtors:

a.   A certificate that is signed by Creditor's duly authorized officer and dated the Closing Date that confirms: (i) the truth and correctness in all material respects as of the Closing Date of Creditor's representations and warranties contained in this Agreement, (ii) that Creditor has performed or complied with this Agreement in all material respects, and (iii) that
     Purchase has obtained all approvals necessary to authorize the consummation of these transactions.

b.   Resolutions, certified by Creditor's secretary, evidencing Creditor's authority to (i) execute and deliver this Agreement and the Assumption
     Documents, and (ii) consummate these transactions.

c.   Such other documents or instruments that Debtors reasonably request at least five business days prior to Closing to further evidence consummation of these transactions.

                               9. INDEMNIFICATION

9.1     Indemnification by Debtors

Debtors severally shall indemnify, defend and hold harmless Creditor and its directors, officers, employees and agents from and against any and all losses, damages, liabilities and expenses, including without limitation reasonable legal fees and court costs, that result from:

a.   Any  misrepresentation or breach of warranty or agreement on the part of that Seller.

b.   Any loss or damage to Creditor arising from any claim, debt, liability or obligation that is not expressly assumed by Creditor hereunder and that arises from that Seller's business or its  ownership, use or operation of that Seller's Assets on or prior to the Closing Date and which did not constitute the breach of a representation or warranty of that Seller.

9.2     Indemnification by Creditor

Creditor shall indemnify, defend and hold harmless Debtors and their officers, directors, employees and agents from and against any and all losses, damages, liabilities and expenses, including, without limitation, legal fees and court costs, that result from:

a.   Any misrepresentation or breach of warranty or agreement on the part of
     Creditor.

b.   Any loss or damage to any Seller from any claim, debt, liability or obligation expressly assumed by Creditor hereunder.

9.3     Procedures for Establishment of Indemnification

a.   If a claim is asserted against a party entitled to indemnification
     ("Indemnitee") that would result in a right to indemnification ("Loss"), the Indemnitee promptly shall notify the party obligated to provide indemnification ("Indemnitor") and shall extend to Indemnitor a reasonable opportunity to defend the claim at Indemnitor's sole expense and with legal counsel reasonably acceptable to Indemnitee. Indemnitor shall defend expeditiously, diligently and in good faith. Indemnitee's failure to give prompt notice shall not excuse Indemnitor's obligations except to the extent that Indemnitor was prejudiced thereby. Indemnitee may, at its option and expense, participate in Indemnitor's defense with legal counsel of its own selection.

b.   Indemnitor shall not settle or compromise a Loss without Indemnitee's prior written consent unless prior thereto Indemnitor acknowledges in writing its obligation and provides security reasonably satisfactory to Indemnitee to pay the entire Loss and related fees, costs and expenses.

c.   Indemnitor shall within 15 calendar days of its receipt of notice of a Loss either accept the Loss or notify Indemnitee of its intention to contest
     Indemnitee's claim to indemnification ("Contest Notice"), which shall be settled by expedited  binding  arbitration under the rules of the American
     Arbitration Association. Each party shall bear its own fees, costs and expenses in such arbitrations.

d.   Indemnitor promptly shall pay any Loss and promptly shall reimburse
     Indemnitee for any losses to it related to late or missing Loss.

9.4     Limitations on Indemnity

a.   Indemnity related to a representation or warranty expires upon the termination of such representation or warranty.

b.   The aggregate of all Losses paid either by Creditor or collectively by
     Debtors is limited to the amount of the Purchase Price.

c.   The amount of any Loss shall be reduced by the amount of insurance benefits, tax benefits and other proceeds to be received by Indemnitee with respect to the Loss.

d.   Indemnitors shall not have liability for Losses consisting of or in the nature of punitive, consequential, indirect or special damages.

                          10. TERMINATION OF AGREEMENT

10.1    Termination

This Agreement may be terminated and these transactions may be abandoned upon prompt written notice at any time prior to the Closing Date, upon the occurrence of any of the following:

a.   By mutual written consent of all parties.

b.   By any  party if there has been a  material  breach  of this  Agreement  by another  party that is not cured within five business days of the breaching party's receipt of detailed notice.

c.   By any party if an order of court, competent authority or government agency that prevents the  consummation of these  transactions has become final and is not appealable.

d.   By Debtors, if any condition in Article 7 is not met or waived, at the time when it no longer can be satisfied.

e.   By Creditor,  if any  condition  in Article 6 is not met or waived,  at the time when it no longer can be satisfied.

10.2    Status of Agreement after Termination.

Upon termination, this Agreement shall be void and have no effect, without any liability of any party hereto or their shareholders, directors, officers, employees or advisors, except that termination shall not affect liability for breach of this Agreement.

                                   11. GENERAL

11.1    Parties to Bear Own Expenses

Each party shall each bear its own fees, costs and expenses relating to this
Agreement.

11.2    Notices

All communications shall be by any means by which delivery is verified to the addresses set forth below. A party may change its address by giving notice of a new address. Notices shall be deemed to be delivered at the date and time stated
on the verification.

11.3    Exhibits

Exhibits to this Agreement are a part of this Agreement.

11.4    Headings

Headings are used herein for reference only, are not part of this Agreement and shall not affect the meaning or construction of any provision.

11.5    Entire Agreement

This Agreement and its Exhibits constitute the entire agreement between and among the parties pertaining to this subject matter and supersede all prior or contemporaneous agreements and understandings of the parties relating to the same.

11.6    Amendment

This Agreement may be amended only in writing signed by all parties hereto.

11.7    Severability

If any term of this Agreement or any application thereof is determined to be invalid or unenforceable, the remainder of this Agreement and any other application of such term or provision shall not be affected thereby.

11.8    Governing Law

Florida law governs this Agreement without regard to principles of conflicts of laws.

11.9    Arbitration

The parties shall resolve any dispute relating to this Agreement by good faith negotiation and, failing that, by binding arbitration in Lancaster, PA under the rules of the American Arbitration Association. A party must bring an arbitration proceeding within one year of the onset of the dispute or it is barred. The party or parties bringing the arbitration must advance the costs of arbitration and the prevailing party or parties may seek reimbursement of its or their costs, fees and expenses in the arbitration. Arbitration awards may not include punitive and similar damages and may be enforced in any court of competent jurisdiction.

11.10   Waiver

A party may waive any term of this Agreement at any time, if the party is entitled to the benefit thereof, by signed written notice specifying the term that is waived.

11.11   Further Assurances

The parties shall take all reasonable steps that are necessary to consummate these transactions.

11.12   Assignability

A party may assign this Agreement only with the prior written consent of all other parties.

11.13   Binding Effect

This Agreement is binding upon all parties hereto and their successors and permitted assigns.

11.14   Counterpart Execution

The parties may execute this Agreement in counterparts, each of which is deemed an original and all of which together shall constitute one and the same instrument. A faxed signature page has the same force and effect as an original signature page. This Agreement shall become binding on all parties when all parties have signed it.

IN WITNESS WHEREOF, the parties have executed this Agreement.

POLYCREST HOLDINGS, INC.: /s/ James K. Howson, Chairman and CEO

MEDICAL TECHNOLOGY AND INNOVATIONS, INC.: /s/ Dennis A. Surovcik, Secretary

STERIDYNE CORPORATION: /s/ Dennis A. Surovcik, Secretary

MEDICAL TECHNOLOGY, INC.: /s/ Dennis A. Surovcik, Secretary

                         FAIRNESS OPINION COVER LETTER

                                Fairness Opinion

September 6, 2002

Board of Directors
Medical Technology & Innovations Inc.
80 Abbeyville Road
Lancaster, PA 17603

Gentlemen:

Stark, Winter Schenkein & Co., LLP. has been retained by Medical Technology and
Innovations, Inc., ("MTII") to express an opinion as to the fairness, from a financial point of view as to the value of the assets of Medical Technologies,
Inc., Steridyne Corporation (both are wholly owned subsidiaries of MTII) and the intellectual property of IVD, which assets are the subject of the attached
Agreement in Lieu of Foreclosure ("Agreement") by and between MTII and its subsidiary companies Medical Technologies, Inc. and Steridyne Corporation and
Polycrest Holdings, Inc., the assignee of the Secured Party in the Security
Agreements.

In arriving at our opinion, we have considered the nature of the business and history of the enterprise, the economic outlook in general, the outlook for visual screening equipment, thermometer and wound management products and urinary incontinence products in particular, the company's earnings and cash flow for the last five years, the outlook for future earnings, the book value of the Company, the Company's financial condition, its dividend-paying capacity, past transactions in the Company's stock, and prices at which other public companies in related lines of business are selling both on a minority and on a control basis.

Specific documents relied upon in arriving at our opinion include unaudited internally prepared financial statements for the period ended June 30, 2002;
Securities and Exchange Commission Forms 10-KSB filed by the Company for fiscal years ended June 30,1999, 2000 and 2001; Articles of Incorporation and Bylaws;
Company stock transfer records; common stock trading prices from July 1999 through August 2002; various other Company documents, including but not limited to current marketing literature, accounts receivable aging schedule and fixed asset schedule. We also analyzed financial statements and other material regarding comparative public companies, acquisition data for the Medical
Technology industry, required rates of return on common stocks in general, material discussing the economic outlook and the Medical Technology industry outlook, and such other material as we deemed appropriate, and met with MTII's management team.

In rendering this opinion, we have relied, without independent verification, on the accuracy, completeness and, and fairness of all financial and other information that was publicly available or furnished to us by MTII's management team.

Based on our analysis of the factors deemed relevant, the value of the combined referenced valuations described above reduces the value of MTII by $1,375, 015, thereby, producing a negative net asset value. It is therefore, our opinion that the proposed settlement offer to transfer a substantial part of the assets in return for the release of Security interests and the assumption of a substantial part of the liabilities while leaving substantial assets in MTII is fair from a financial point of view to MTII and shareholders of MTII.

Yours very truly,

/s/ Stark Winter Schenkein & Co., LLP

Stark, Winter Schenkein & Co., LLP